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                                                                    EXHIBIT 10.5

                        AMENDMENT TO EMPLOYMENT AGREEMENT

            THIS AMENDMENT is made as of April 12, 2004 by and between KIRKLAND'S, INC., a Tennessee corporation (the "Company") and ED WISE (the "Executive").

            WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of December 4, 2000 (the "Employment Agreement"); and

            WHEREAS, Section 11 of the Employment Agreement provides that the Company and Executive may amend the Employment Agreement by mutual agreement in writing; and

            WHEREAS, the Company and Executive wish to make certain changes to the Employment Agreement.

            NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, effective January 1, 2003, the Employment Agreement is hereby amended as follows:

THE FIRST PARAGRAPH OF SECTION 4 IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      Compensation. As base compensation for the services rendered hereunder to Employer, Employee shall be paid an annual base salary of $175,000.00, paid twice monthly, in arrears. Employee shall also receive a monthly automobile allowance of $600.00, subject to applicable taxes and deductions. In addition, with respect to each fiscal year of Employer ending during the term of this Agreement, Employee will be eligible to receive an annual bonus (the "Annual Bonus"). The amount of such Annual Bonus, if any, payable with respect to a particular year will be determined by the Compensation Committee of the Board of Directors (the "Compensation Committee"), in its sole discretion. The Compensation Committee may establish specific corporate or individual performance goals, the achievement of which may trigger the payment of a specific bonus amount, may award an Annual Bonus based simply on its assessment of Employee's and/or Employer's performance during the applicable year, or may award an Annual Bonus based on a combination of subjective and objective factors. If deemed necessary or desirable by the Compensation Committee, the payment of any Annual Bonus based upon the achievement of performance criteria may be conditioned on the approval of Employer's shareholders in accordance with Section 162(m) of the Internal Revenue Code (the "Code") and related regulations. In any case, any Annual Bonus awarded by the Compensation Committee will be paid as soon as practicable following the end of the applicable year.

THE DOCUMENT ATTACHED TO THE EMPLOYMENT AGREEMENT AS EXHIBIT A IS DELETED IN ITS ENTIRETY.

            The Employment Agreement, as amended by the foregoing changes, is ratified and confirmed in all respects.

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            IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and Executive has executed this Amendment, in each case as of the date first written above.

                                             KIRKLAND'S, INC.

                                              /s/ Robert E. Alderson
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                                             Robert E. Alderson
                                             President and Chief Executive
                                               Officer

                                              /s/ Ed Wise
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                                             Ed Wise